Laidlaw International Reports Financial Results for Fiscal 2005

•	Net Income of $212 Million, Reflecting Gain on Sale of Healthcare Companies

•	EBITDA from Continuing Operations up 10.8%

•	Quarterly Dividend of $0.15 per Share Declared

•	Guidance for Fiscal 2006 Anticipates Continued Improvement

NAPERVILLE, IL, November 9, 2005 — Laidlaw International, Inc. (NYSE: LI), a holding company for North America’s largest operators of school and inter-city bus transportation and a leading provider of public transit services, today reported financial results for its fiscal fourth quarter and fiscal year ended August 31, 2005. Laidlaw also provided guidance for its 2006 fiscal year. As a result of a gain on the sale of its healthcare operations, net income for fiscal 2005 equaled $212 million or $2.12 per share as compared to net income of $62 million or $0.59 per share in fiscal 2004.

“Our efforts to improve the performance of each of the three segments – Education Services, Greyhound and Public Transit – are reflected in the financial results,” commented Kevin Benson, President and Chief Executive Officer of Laidlaw International, Inc. “In the face of challenging fuel markets, we managed to grow the operating profitability of each of our companies and achieved improved efficiencies across the board.”

Fourth Quarter Results
Laidlaw reported consolidated revenue for the fourth quarter of $613 million, virtually unchanged from $612 million a year ago. Price increases and route expansion at Education Services combined with favorable foreign exchange rates offset the impact of the company’s strategic initiatives to exit low return school bus contracts and unprofitable Greyhound routes and schedules. EBITDA was $38 million in the quarter, a modest decline from $39 million in the previous year, as higher fuel prices offset improvements in compensation expense.

Utilizing the balance of the proceeds from the sale of the healthcare companies and a new $300 million credit facility, the company retired $399 million of remaining post-reorganization debt as well as Greyhound bonds of $155 million during the quarter. After-tax debt restructuring costs of $72 million led to a net loss from continuing operations of $82 million in the quarter as compared to a net loss of $10 million in the prior year.

2005 Fiscal Year Results
Revenue for fiscal 2005 was $3,027 million, flat with the prior year, reflecting both Education Services’ and Greyhound’s continued efforts to shed revenue with unsatisfactory margins. Fiscal 2005 EBITDA was $414 million, an increase of 10.8%, as compared to $374 million for fiscal 2004 and EBITDA margin increased to 13.7%, an improvement of 140 basis points, from 12.3%. Despite higher fuel costs, EBITDA improved as a result of strategic initiatives underway including the elimination of low margin contracts and Greyhound routes, and lower insurance costs.

Net loss from continuing operations was $6 million after including the debt restructuring expenses as compared to net income of $47 million in fiscal 2004.

Mr. Benson added, “We achieved much of what we set out to do in fiscal 2005. The sale of the healthcare companies simplified the portfolio and provided us with the catalyst to transform the balance sheet and retire expensive, post-reorganization debt. Within a 24-month period we have been able to significantly strengthen the balance sheet and achieve an investment grade rating. We remain committed to delivering value to our shareholders. The purchase of 3.8 million shares of Laidlaw common stock in February 2005 and the dividend program commenced in August are further evidence of this commitment.”

EBITDA is a non-GAAP financial measure, representing operating income plus depreciation and amortization. A schedule reconciling EBITDA to income from continuing operations is provided as a supplement to this release.

As of August 31, 2005, the company had unrestricted cash and cash equivalents of $217 million and debt outstanding of $314 million. Net capital expenditures for fiscal 2005 were $152 million, as compared to $169 million for the prior year.

The Board of Directors has declared a dividend payable of $0.15 per share to the owners of the company’s common stock. The dividend will be paid on December 7, 2005 to stockholders of record as of November 29, 2005. Dividends are reviewed quarterly and declared by the Board at its discretion.

Fiscal 2006 Outlook
Laidlaw anticipates that it will continue to realize improvements in its financial performance in fiscal 2006. Education Services, in its third year of rationalizing underperforming contracts, will continue to constrain revenue growth. Greyhound is expected to complete the overhaul of its network, refining its routes and schedules to better serve customers and improve profitability. These steps will offset increases in revenue that come from price increases and organic growth. Accordingly, Laidlaw expects 2006 revenue to be relatively flat with a range of a decline of one percent to an increase of one percent as compared to 2005 revenue.

EBITDA for fiscal 2006 is projected to be in the range of $425 million to $450 million as high fuel prices will partially offset continued operating improvements. The anticipated improvement in EBITDA is expected to come principally from the Greyhound segment as its network improvements mature and its operating lease expenses decline in conjunction with the reduction of the number of leased buses.

The EBITDA margins of Education Services have improved by 110 basis points over the last two years. The school bus segment continues with its many initiatives underway to optimize profitability, including the incorporation of higher fuel prices into contract renewals. Still, with high fuel prices expected to continue for some time, the company now anticipates that Education Services will take longer to achieve its previously targeted improvement in EBITDA of 300 to 400 basis points than the three to four year time frame originally set.

Greyhound is expected to continue its improvement in EBITDA margin as network changes achieve expected improvements in margins. Greyhound has seen a 300 basis point improvement in EBITDA margin over the last two years to 8.5% from 5.5%, and expects EBITDA margin will further expand into the low double-digit range over the course of the next few years.

Laidlaw is also providing earnings per share guidance from continuing operations of $1.20 to $1.35 per share.

Net capital expenditures for fiscal 2006 are projected to be approximately $200 million to $235 million reflecting higher spending after two years of restraint at Education Services and an increase in required bus lease buy-outs at Greyhound.

The company will hold a conference call hosted by senior management to discuss the financial results on Thursday, November 10, 2005 at 10:00 a.m. (eastern time). A web cast of the conference call will be accessible at Laidlaw International’s website www.laidlaw.com.

To participate in the call, please dial:

800-380-1063 – (US and Canada)

706-679-8614 – (International)

A replay will be available immediately after the conference call through December 11, 2005. To access the replay, dial 800-642-1687 (U.S and Canada) or 706-645-9291 (International); access code: 1567063. Additionally, the web cast will be archived on the company’s website.

Certain statements contained in this press release, including statements regarding the status of future operating results and market opportunities and other statements that are not historical facts, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by the use of terminology such as: believe, hope, may, anticipate, should, intend, plan, will, expect, estimate, continue, project, positioned, strategy and similar expressions. Such statements involve certain risks, uncertainties and assumptions that include, but are not limited to,

- Economic and other market factors, including competitive pressures and changes in pricing policies;
— The ability to implement initiatives designed to increase operating efficiencies or improve results;
— Costs and risks associated with litigation;
— Changes in interpretations of existing, or the adoption of new, legislation, regulations or other laws;
— The potential for rising labor costs and actions taken by organized labor unions;
— Continued increases in prices of fuel and potential shortages;
— Control of costs related to accident and other risk management claims;
— Terrorism and other acts of violence;
— The ability to produce sufficient future taxable income to allow us to recover our deferred tax assets;
— Potential changes in the mix of businesses we operate; and
— The inability to earn sufficient returns on pension plan assets thus requiring increased funding.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. In light of these risks and uncertainties you are cautioned not to place undue reliance on these forward-looking statements. The Company undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures the Company makes on related subjects as may be detailed in the Company’s other filings made from time to time with the Securities and Exchange Commission.

Contact:
Sarah Lewensohn
Director, Investor Relations
(630) 848-3120

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LAIDLAW INTERNATIONAL, INC.
Consolidated Statements of Operations
( $ in millions except per share amounts )
(unaudited)

	Three Months Ended August 31,		Year Ended August 31,
	2005	2004	2005	2004
Revenue	$613.0	$612.2	$3,026.5	$3,026.8
Compensation expense	312.1	321.7	1,519.0	1,555.8
Vehicle related costs	67.9	67.4	259.5	260.5
Fuel expenses	46.0	37.0	199.7	163.1
Insurance and accident claim costs	25.4	23.3	163.2	206.0
Occupancy costs	40.3	40.9	156.7	157.8
Depreciation and amortization	45.3	41.2	249.1	230.7
Other operating expenses	83.1	83.4	314.4	310.1

Operating income (loss)	(7.1)	(2.7)	164.9	142.8
Interest expense	(11.7)	(21.0)	(70.8)	(78.6)
Debt restructuring costs	(112.2)	—	(112.2)	—
Other income, net	1.0	6.0	10.5	2.1

Income (loss) from continuing
operations before income taxes	(130.0)	(17.7)	(7.6)	66.3
Income tax benefit (expense)	48.5	7.4	2.0	(19.8)

Income (loss) from continuing
operations	(81.5)	(10.3)	(5.6)	46.5
Income (loss) from discontinued operations	(2.1)	7.6	218.0	15.2

Net income (loss)	$(83.6)	$(2.7)	$212.4	$61.7

Basic earnings (loss) per share
Continuing operations	$(0.81)	$(0.10)	$(0.06)	$0.47
Discontinued operations	(0.02)	0.07	2.18	0.15

Net income (loss)	$(0.83)	$(0.03)	$2.12	$0.62

Diluted earnings (loss) per share
Continuing operations	$(0.81)	$(0.10)	$(0.06)	$0.45
Discontinued operations	(0.02)	0.07	2.18	0.14

Net income (loss)	$(0.83)	$(0.03)	$2.12	$0.59

LAIDLAW INTERNATIONAL, INC.
Operating Highlights
( $ in millions )
(unaudited)

	Three Months Ended August 31,		Year Ended August 31,
	2005	2004	2005	2004
Revenue
Education services	$197.2	$185.6	$1,518.2	$1,495.8
Greyhound	337.6	349.4	1,201.6	1,230.5
Public transit	78.2	77.2	306.7	300.5
Consolidated	$613.0	$612.2	$3,026.5	$3,026.8

EBITDA
Education services	$(21.1)	$(21.1)	$296.0	$279.3
Greyhound	55.4	48.6	101.9	86.2
Public transit	3.9	11.0	16.1	8.0
Consolidated	38.2	$38.5	$414.0	$373.5

EBITDA Margins
Education services	(10.7)%	(11.4)%	19.5%	18.7%
Greyhound	16.4%	13.9%	8.5%	7.0%
Public transit	5.0%	14.2%	5.2%	2.7%
Consolidated	6.2%	6.3%	13.7%	12.3%
Net Capital Expenditures			152.4	168.7

EBITDA is presented solely as a supplemental disclosure with respect to liquidity because the Company believes it provides useful information regarding its ability to service or incur debt. EBITDA is not calculated the same way by all companies. We define EBITDA as operating income plus depreciation and amortization. EBITDA is not intended to represent cash flow for the period, is not presented as an alternative to operating income as an indicator of performance, should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles (GAAP) and is not indicative of operating income or cash flows from operations as determined under GAAP.

LAIDLAW INTERNATIONAL, INC.
Reconciliation of Non-GAAP Financial Measures
( $ in millions )
(unaudited)

	Three Months Ended August 31,		Year Ended August 31,
	2005	2004	2005	2004
EBITDA	$38.2	$38.5	$414.0	$373.5
Depreciation and amortization	(45.3)	(41.2)	(249.1)	(230.7)
Interest expense	(11.7)	(21.0)	(70.8)	(78.6)
Debt restructuring costs	(112.2)	—	(112.2)	—
Other income, net	1.0	6.0	10.5	2.1
Income tax benefit (expense)	48.5	7.4	2.0	(19.8)

Income (loss) from continuing operations	$(81.5)	$(10.3)	$(5.6)	$46.5

EBITDA is presented solely as a supplemental disclosure with respect to liquidity because the Company believes it provides useful information regarding its ability to service or incur debt. EBITDA is not calculated the same way by all companies. We define EBITDA as operating income plus depreciation and amortization. EBITDA is not intended to represent cash flow for the period, is not presented as an alternative to operating income as an indicator of performance, should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles (GAAP) and is not indicative of operating income or cash flows from operations as determined under GAAP.